Exhibit 99.1

Contango Updates Reserves, Announces Discovery at Eloise South and Updates Operations

HOUSTON--(BUSINESS WIRE)--June 10, 2010--Contango Oil & Gas Company (NYSE Amex: MCF) announced that it has updated its offshore natural gas and oil reserve estimates as of June 1, 2010 as follows:

		Pre-tax	Pre-tax
	Reserves (Bcfe)	PV-10 ('000) *	PV-10 ('000) **
March 31, 2010	346.6	$1,065,200	$1,402,800
Production (April and May)	(4.1)
Eloise South Reserves	6.0
Net Downward Revisions	(48.5)
June 1, 2010	300.0	$1,033,800	$1,338,500

* Assumes flat NYMEX prices of $4.50/Mmbtu and $75.00/ barrel of oil

** Assumes NYMEX strip prices as of June 1, 2010

The net downward revision of our Dutch and Mary Rose field reserves of 48.5 Bcfe is attributable to newly learned bottom hole pressure data as a result of a recent field wide shut-in and a “P/Z pressure test” that indicated a “smaller tank” than was originally estimated.

The Company also announced a successful well at its Eloise South prospect located at our Offshore Gulf of Mexico (“GOM”) block Eugene Island 10. The Company has a 26.9% working interest and a 21.5% net revenue interest, inclusive of our investment in REX. Our independent third party engineer has estimated that the reserves attributable to this well are approximately six Bcfe, net to the Company. Production is expected to begin in August 2010 at an estimated rate of five million cubic feet equivalent per day (“Mmcfed”), net to Contango. Our Eloise South well, upon exhaustion of reserves in the lower Rob-L sand, is planned to be re-completed up-hole as a rate acceleration well in the Cib-Op sand – the “Dutch #5”.

We have successfully tested our Nautilus discovery (Ship Shoal 263) at an initial rate of five million cubic feet per day and 55 barrels of condensate per day. We remain on target to begin production in July 2010 at an estimated rate of 20 Mmcfed, net to Contango.

The Company has been awarded the three lease blocks we bid on at the Central Gulf of Mexico Lease Sale No. 213 held on March 17, 2010. The Company was awarded Ship Shoal 121 and Ship Shoal 122 (collectively, “Eagle”) and Vermillion 170 (“Swimmy”). These prospects are located in less than 100 feet of water and we are in the process of submitting exploration permits to the MMS. We do not anticipate beginning drilling any offshore exploration wells until November 2010 at the earliest.

The Company has spudded its wildcat exploration well (“Rexer #1) in south Texas. The Company has budgeted to invest approximately $2.6 million in exploration costs to drill this well and will have a 100% working interest and a 72.5% net revenue interest.

Our current production is approximately 90.0 Mmcfed, net to Contango. We have no debt, approximately $58.0 million in net cash and cash equivalents and $50 million of unused borrowing capacity.

Mr. Peak, the Company’s Chairman and Chief Executive Officer, said “We have now produced approximately 140 Bcf (8/8ths) or about 15% of our currently estimated 900 Bcf original gas in place (8/8ths) of reserves from our Dutch and Mary Rose fields. With increasing production comes the ability to better estimate overall reserves and at around 10%-15% of reserve recovery, a meaningful P/Z reserve estimation is able to be calculated. Our independent third-party reserve engineer – William M. Cobb & Associates, Inc., has heretofore used a simulation model that combines surface pressure decline information together with volumetric estimates to calculate our estimated recoverable reserves. In conjunction with a planned shut-in by the third-party operator of the Eugene Island 24 platform, we decided in mid-May 2010 to calibrate shut-in tubing pressures and calculate the field’s 'P/Z' which requires a field-wide shut-in of all wells for a minimum of 72 hours. The P/Z test confirmed we have excellent permeability and a pressure depletion drive reservoir, and we have therefore included reserves to be produced under compression towards the end of the field’s reserve life. We have already installed a new platform that will facilitate the installation of compression as needed. Since our reserves are “long-lived” and estimated to still be producing over the next 15 – 20 years, the PV-10 impact from this downward reserve revision is not as significant as the percentage decline in reserves.

“The downward reserve revision is an enormous personal disappointment. I know full well the complexities and numerous uncertainties of reserve estimation, especially early on in a field’s production history. Moreover, the impact of a downward revision is particularly acute when all the Company’s reserves are in essence concentrated in one reservoir. I have full confidence that our reserve estimates were prepared in a careful, conscientious manner and fully consistent with SEC and SPE guidelines. Nonetheless, it is right that the economic pain of this downward revision be shared, therefore, neither myself nor any Contango employee will receive a bonus or stock options for the fiscal year ending June 30, 2010.”

Mr. Peak continued, “The question on many minds these days is the impact of the Gulf of Mexico oil spill on the industry and in our case, Contango specifically. Obviously no one knows, but I will venture an opinion since it goes to the core of our business model and future. I am certain we will face increased regulatory and permitting costs and scrutiny. I believe we can deal with these challenges. I am certain we will face an increased emphasis on safety, and in particular, redundancy in 'fail safes'. I welcome these new standards, but believe everything we are currently doing already meets a very high threshold of safety adherence. Hopefully, it is recognized and understood that no human endeavor is ever, and can never be made to be, absolutely, totally and flawlessly 100% fail safe.

“There are two areas that give me great concern. The first is the concept of unlimited environmental liability for a spill, or a limit so high that a debt-free company with an approximate $1.0 billion market cap like Contango is in essence, asked to 'bet the Company' every time we drill a well. The move in recent days by some in Congress to retroactively change the law regarding environmental liability does not give me great confidence in our government. Nor do comments about 'boots on throats'. The second area that causes great concern is the thought of going to jail for a judgment error or equipment failure – especially if the MMS approved the procedures that were being followed.

“There is at the moment, an enormous amount of understandable emotion and anger together with political populism spewing forth along with the Gulf of Mexico spill, but I believe, and hope, that once the spill is contained, that serious reflection and thought will be brought to bear on how the nation, coastal states in particular, and the livelihood of tens of thousands who depend on a vibrant offshore exploration industry, can beneficially coexist. Contango’s capital expenditure plans, even before this spill, were to 'wait out' the upcoming hurricane season, so no adjustment to our capital expenditure plans is required.”

Contango is a Houston-based, independent natural gas and oil company. The Company’s core business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico. Additional information can be found on our web page at www.contango.com.

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", “projects”, "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Contango’s operations or financial results are included in Contango’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

Contango Oil & Gas Company
3700 Buffalo Speedway, Suite 960
Houston, Texas 77098
www.contango.com

CONTACT:
Contango Oil & Gas Company
Kenneth R. Peak, 713-960-1901